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                                                                     Exhibit 5.1


                        [LETTERHEAD OF O'MELVENY & MYERS LLP]


                                   October
                                   24th
                                   1 9 9 7








                                                                      528,715-80
(213) 669-6000


The Macerich Company
233 Wilshire Boulevard, No. 700
Santa Monica, CA 90401

         Re: Registration Statement on Form S-3 of The Macerich Company (the "Company")

Ladies and Gentlemen:

         We have acted as your counsel in connection with filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of $119,380,000 aggregate principal amount of the Company's 7-1/4% Convertible Subordinated Debentures due 2002 (the "Offered Debentures") to be sold by the holders thereof and the 3,835,502 shares (subject to adjustment in certain circumstances as described in the Indenture (as defined below)) of Common Stock of the Company issuable upon conversion of the Offered Debentures (the "Offered Shares"). The Offered Debentures were originally issued under an Indenture dated as of June 27, 1997 (the "Indenture") by and between the Company and Chase Manhattan Trustees Limited, as trustee (the "Trustee").

         On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that:

         (a) The Offered Debentures have been duly authorized by all necessary corporate action on the part of the Company. Assuming due authentication by the Trustee, the Debentures constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.


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         (b)  The Offered Shares have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Company and, when issued and delivered upon conversion of the Debentures in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

         We have, with your approval, assumed that the certificates for the Offered Debentures and the Offered Shares will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

         We consent to the use of this opinion as an exhibit to the Registration Statement.


                                  Respectfully Submitted,

                                  /s/ O'Melveny & Myers LLP